EXHIBIT 99.3


    MAY 8, 1997


         AMERICA FIRST EUREKA HOLDINGS AND BAY VIEW CAPITAL CORPORATION
                        SIGN DEFINITIVE MERGER AGREEMENT


    (San Francisco, CA) The general partner of America First Financial Fund 1987-A Limited Partnership (NASDAQ: AFFFZ) announced today that it has entered into a definitive agreement with Bay View Capital Corporation (NASDAQ: BVCC) with respect to a merger of its subsidiary America First Eureka Holdings with Bay View.

    Under the terms of the agreement, the partnership will receive $90 million in cash and $210 million in Bay View common stock (subject to a minimum of 4,038,461 shares and a maximum of 5,000,000 shares) for all of its interest in America First Eureka Holdings, which owns EurekaBank, FSB. If the market price of Bay View common stock (based on the average closing prices over a specified period) is less than $42.00 per share, America First Eureka has the right to terminate the agreement unless the total value of the shares of Bay View common stock it will receive is $210 million in addition to the cash portion of $90 million. The closing is expected to take place either December 31, 1997 or January 1, 1998 and is subject to customary conditions, including approval by the AFFFZ unitholders.

    The general partner of AFFFZ intends to wind up the affairs of AFFFZ upon completion of the merger in accordance with the terms of the AFFFZ limited partnership agreement, including the discharge of all of the liabilities of AFFFZ and the distribution of the remaining assets of AFFFZ to its partners as appropriate. While no definite estimate of the per-unit liquidating distribution can be made now, management expects that approximately $250 million of the $300 million in cash and stock to be received in the merger will be paid to unitholders, or approximately $41.50 per unit, after satisfaction of all other liabilities of the partnership required to be satisfied in connection with its liquidation. The general partner will receive approximately $36 million in connection with the merger and dissolution in profit participation interest. The FDIC will receive approximately $12.8 million in cash, representing its participation in the sales proceeds, in addition to payments of $50 million that it has or will receive with respect to the preferred stock it holds in EurekaBank. The transaction is structured to be tax-free to the unitholders with respect to the shares of Bay View common stock to be received in exchange for the AFFFZ units.





    "This transaction represents a completion of a commitment which I made to our nearly 11,000 investors nine years ago when we bought EurekaBank in May, 1988," said Stephen T. McLin, Chairman of the Board of EurekaBank and President and Chief Executive officer of America First Eureka Holdings. "We started with $100 million in proceeds from our initial offering, we will have paid a total of $98 million in dividends to our unitholders, and the unitholders will receive in excess of $250 million in proceeds from this transaction, for a total return of nearly $350 million. The FDIC will have received $50 million in payment for the preferred stock it holds and an additional $12.8 million in participation payments. It is a tribute to the management team and employees of EurekaBank that these spectacular results have been accomplished."

    EurekaBank was acquired from the FSLIC in May, 1988. Since that time, the institution has been fully revitalized and become known for its asset quality, operating excellence, and strong earnings performance. "The job done by the people at EurekaBank over the past nine years has been nothing short of exceptional," said Byron A. Scordelis, President and Chief Executive Officer of EurekaBank. "Our results have been outstanding by every measure, and we are pleased that they have been translated into excellent performance for our investors. We now look forward with enthusiasm to working with the Bay View team as we bring our two banks together."

    America First Eureka Holdings is headquartered in San Francisco, California. Its wholly owned subsidiary, EurekaBank, is a $2.2 billion asset federal savings bank located in Foster City, California with 36 branches in the greater San Francisco Bay Area.